EXHIBIT (2)
(Attachment)

May 25, 2009

Basic Policy on Business Integration

The Bank of Ikeda, Ltd. (“The Bank of Ikeda”) and The Senshu Bank, Ltd. (“The Senshu Bank”) have established a basic policy concerning their business integration (the “Business Integration”) as follows (the “Basic Policy”).  As an independent financial group representing the Kansai region, The Bank of Ikeda and The Senshu Bank will aim towards developing their business and contributing to the regional community.  The medium term management plan based on the Basic Policy is scheduled to be disclosed as soon as it is determined.

I.	Direction of the Road Ahead

1.	Improvement of Customer Satisfaction and Contribution to the Region

The new financial group resulting from the Business Integration (the “New Financial Group”), in recognition of its fundamental mission to “strengthen relationship banking”, will capitalize on the respective strengths of The Bank of Ikeda and The Senshu Bank to develop “carefully-crafted services” and will seek to improve customer satisfaction within the expanding region in which it operates.

The integration between The Bank of Ikeda, which has a solid foundation in the northern part of Osaka and the southeastern part of Hyogo, and The Senshu Bank, which has a solid foundation in the southern part of Osaka, will promote the amalgamation of the north-south economic zone, reenergize the flow of funds, personnel and business, and contribute to the development of the region.

2.	Aim to Become the Number One Bank in the Kansai Region and One of the Top 10 Banks in Japan in Terms of Quality and Scale within 5 Years

Through the integration, The Bank of Ikeda and The Senshu Bank will become the number one regional financial group based in the Osaka/Hanshin region with deposits of 4 trillion yen (as of the end of March 2009).  Going forward, the two banks will aim for further expansion and growth centering around Osaka City, which is the economic center of the Kansai region.

II.	Regional Potential of the New Financial Group

1.	Economic Scale and Growing Economic Strength

Because there is little overlap in the areas in which The Bank of Ikeda and The Senshu Bank operate, the business area to be covered by the New Financial Group will be substantially expanded.  Specifically, the size of the region to be covered by the New Financial Group will be comparable to Tokyo, with a population of approximately 13 million people (Tokyo’s population is approximately 12.5 million) and 630,000 business locations (there are 690,000 in Tokyo).  Furthermore, this is the region in which further economic growth is expected, with multiple large-scale project developments, global niche companies which have unique technologies in the small-to-medium-sized companies market and new industrial clusters being formed.

2.	Transportation Network and Overlap of Areas in which “Work” and “Life” Occur

The region in which the New Financial Group will operate has an advanced transportation network, including the Hanshin Port, three airports (Kansai International Airport, Osaka International Airport, and Kobe Airport), and railway networks built around Osaka “Kita” and “Minami” as core terminal stations.  The convenience offered by this advanced transportation network has resulted in the region, comprising four government ordinance cities (Osaka City, Kyoto City, Kobe City, and Sakai City) becoming a center for industry.  In addition, most residents within the area also work within the same area, which has created an overlap of areas in which “Work” and “Life” occur, and a unique advantage that daily life can be completed within the region.

3.	Role as the Gate to Asia

Each port in the Hanshin region, as the “Gate to Asia”, plays an important role as a base for trade with China and other Asian countries (the Hanshin port accounts for 39% of Japan's total Asian trade, whereas the Tokyo port accounts for 24%).  It is expected that trade with Asian countries, where significant growth is anticipated in the future, will become more active.

III.	Business Operating System ~ For the Realization of Integration Effects at an Early Stage ~

Approaching the Business Integration as a significant opportunity to restructure the businesses of The Bank of Ikeda and The Senshu Bank, the New Financial Group will establish the business operating system set forth below and provide the best products, services and plans to leading medium-sized enterprises, small and medium-sized companies, and individual customers in the region.  By doing so, the New Financial Group will aim to realize the effects of the integration at an early stage and achieve significant growth.

1.	Consider the Establishment of a Business Innovation Division (jigyou kakushin honbu) (temporary name)

The New Financial Group is currently considering establishing a division to lead its growth.  This new division will develop business models that go beyond the current framework and implement innovative business strategy initiatives.

The New Financial Group anticipates that encouraging young bankers, who will play a primary role in the next generation, to design the stage on which they will work will lead to improved motivation and capabilities.

【Major Roles】

➢	Internal harmony and thorough pursuit of synergies.
➢	Establishment and implementation of innovative business models.
➢	Substantial redistribution of management resources, including the restructuring of subsidiaries by business function.
➢	Proactive promotion of three fundamental improvement strategies (the 3 “sai”s or “zai”s ) :
1.	International (kokusai) services that support businesses with a focus on Asia;
2.	Settlement (kessai) services that turn the smooth flow of people, goods and money into new opportunities for revenue; and
3.	Strategic personnel (jinzai) development, as the financial group with the lowest average age for employees amongst regional banks in Japan.
➢	Improvement of motivation towards open cooperation and consideration of further alliances.

2.	Consideration of the Corporate Advisory System

Consider the implementation of a system to facilitate enhanced corporate governance by striving for regional management with enhanced transparency, using the advice of academic experts, specialists from various industries and other outside advisors.

3.	Proactive Development of Alliances Tailored to Customers’ Needs

In order to meet the diverse needs of customers, proactively develop alliances with major financial institutions and entities active in all industries, enabling the New Financial Group to provide a wide variety of products, services and plans and customer support utilizing an overseas network.  In particular, focus on promoting various business alliances with the Mitsubishi UFJ Financial Group, Inc. (“MUFG”), with which the New Financial Group already has a close relationship, and improve ability to respond to customers’ needs.

IV.	Growth Strategies

~ Services Centering Around Leading Medium-Sized Enterprises, Small-to-Medium-Sized Companies, and Individual Customers ~

1.	Regional Expansion Strategy

The New Financial Group will capitalize on its new brand to open new branches.  Specifically, the New Financial Group will, using the north-south region of Osaka Prefecture as an axis, prioritize Osaka City as its core operational area, expand its presence throughout the Osaka Prefecture under the Eastern Strategy (which covers the Eastern region of Osaka) and the Western Strategy (which covers the Hanshin region) and achieve a commanding share of the market in the region.

2.	Strategy for Individual Customers Division

a.	Expansion of Transaction Base

The New Financial Group will focus on expanding its market, including increasing deposits by individual customers, by leveraging its brand power as a financial group representing the Kansai region to expand its existing customer profile and enhance its network of branches and direct channels of communication with customers.

b.	Housing Loans

Focus on initiatives to achieve a commanding position as the number one financial group in Kansai by improving relationships and increasing the scale of transactions with housing companies.

c.	Sale of Investment Products

In order to meet the asset management needs of customers who purchase products for investment, develop the best range of products (investment trusts, insurance) an independent financial provider can provide.

d.	Foreign currency exchange

Expand virtual and real options through integration and increase the number of parties with whom to develop new alliances.  Furthermore, open new foreign currency exchange branches and promote other initiatives by following upstream (intra-city), mid-stream (transport routes) and down-stream (airports) strategies, thereby significantly improving convenience for customers conducting foreign currency exchange transactions.

3.	Strategy for Corporate Entities Division

a.	Commercial lending

Substantially increase commercial lending using the expansion resulting from integration through carefully-crafted and easily-adaptable business activities tailored to leading medium-sized enterprises and small-to-medium-sized companies, and by supplying information and offering services not available from other banks, thereby establishing a financing model that offers business solutions, promoting closer relationships with existing business partners and developing relationships with new business partners.

b.	Foreign exchange services

Because the coverage region of the New Financial Group includes gateways to Asian countries, trade and exchange with this region is expected to increase.  The New Financial Group will increase the number of foreign exchange transactions by using its expanded network to provide services of a high quality.

c.	Investment banking services

Through alliances with large Japanese banks, the New Financial Group will provide services such as innovative investment banking products, business matching on a broad scale and business creation and development support, thereby increasing customers’ revenue opportunities and creating a mutually advantageous business relationship.

4.	Strategy for Private Banking

The New Financial Group will develop tailor-made and high-quality private banking services.  In addition to providing sophisticated services for customers to manage the funds they have accumulated, the New Financial Group will utilize third party specialists to provide appropriate solutions to match the needs of every customer, including the smooth succession of businesses and assets, mergers and acquisition services and services in connection with inheritance.

V.	Improvement of Integration Effects and Management Efficiency

Focus on the following initiatives to improve integration effects and management efficiency and speed up development strategies:

1.	Strategic Allocation of Personnel/Employees

Improve efficiency of employees and restructure organizations through integration, and appoint approximately 150 people to be responsible for development strategies.  Furthermore, redistribute appropriate personnel from among the approximately 3,000 people currently employed by The Bank of Ikeda and The Senshu Bank to significant business areas and new business models.  The New Financial Group has the lowest average age for employees amongst regional banks in Japan and has the potential for significant growth.  In order to develop and capitalize on this potential, the New Financial Group will promote the accumulation of know-how amongst its younger employees and other personnel through initiatives such as strategic secondment, high-level training and the recruitment of exceptional personnel from outside of the New Financial Group.

2.	Improving Efficiency through Integration of Operational Systems and Other Initiatives

The accounting systems used by The Bank of Ikeda and The Senshu Bank are scheduled to be integrated in January 2012.  Furthermore, measures to reduce the infrastructure costs of the New Financial Group will be implemented, while improvements are made to functions, quality and security through initiatives such as integrating the operational centers and promoting more stringent cost management.

3.	Strengthening the Financial Foundation

The integration will facilitate low cost, efficient business operations.  The integration of two banks that have a significantly low rate of bad debts, even among regional financial institutions, can be expected to result in a more stable financial foundation to serve as the driving force for development.  The New Financial Group is expected to have a sufficient capital ratio of at least 9.5%, on a consolidated basis.

4.	New Development Strength through Open Network

Leveraging its strengths as the only “independent” financial institution in Osaka, the New Financial Group will provide products, services and plans tailored to customers’ needs, unhindered by corporate affiliations or groups.  In order to do so, the New Financial Group will consider proactive business alliances and other alliances with other regional financial institutions and prioritize making the best choice in each occasion.

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